Exhibit 99.1

Press Contacts:

John Stewart	Joan Geoghegan
Progress Software Corporation	Schwartz Communications, Inc.
(781) 280-4101	(781) 684-0770
jstewart@progress.com	progress@schwartz-pr.com
Progress Software Files Restated Financial Statements
Company also Reports on Review of Historical
Stock Option Practices and Related Accounting
Bedford, MA, December 18, 2006—Progress Software Corporation (Nasdaq: PRGS) a supplier of leading technology to develop, deploy, integrate and manage business applications, today announced that, after the close of business, it has filed with the Securities and Exchange Commission an amended annual report on Form 10-K/A including its restated financial statements for each of the years in the three year period ended November 30, 2005, an amended quarterly report on Form 10-Q/A for the three months ended February 28, 2006, and quarterly reports on Form 10-Q for each of the three months ended May 31, 2006 and August 31, 2006. The company expects to announce its results for the fourth fiscal quarter ended November 30, 2006 on December 20, 2006.
As previously announced, the company undertook a review of its historical stock option practices and related accounting. The review was conducted under the direction of a Special Committee of independent members of the Board of Directors, who were assisted by counsel, including special counsel with no prior relationship to the company or its management.
In making today’s announcement, the company said, “The mandate of the Special Committee was to conduct a careful, diligent and thorough review of historical stock option practices and related accounting. The company has accepted and followed the Special Committee’s recommendations and taken steps to remedy past errors. The company now looks forward to executing its strategic plan for delivering industry leading products that meet the mission critical needs of its customers.”

Restated Financial Results
Progress Software had previously announced that, as a result of the Special Committee’s review, the company expected to restate prior financial statements to correct errors related to accounting for stock-based compensation expense. As a result of the restatement, the company has recorded additional stock-based compensation charges in the aggregate amount of approximately $29 million for fiscal years 1996 through 2005 and the first quarter of fiscal 2006.
The table below sets forth the company’s net income and earnings per share for fiscal years 2003, 2004 and 2005 and for the first quarter of fiscal 2006, as originally reported by the company and as restated, presented both on the basis of accounting principles generally accepted in the United States (GAAP) and on a Non-GAAP basis (in millions, except per share data):

	Fiscal year ended November 30,						Three months ended
	2003		2004		2005		February 28, 2006
	As	As	As	As	As	As	As	As
	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated
Net income, GAAP	$27.1	$24.1	$32.1	$29.4	$48.9	$46.3	$5.8	$5.9
Net income, Non-GAAP	$28.8	$28.5	$38.7	$38.3	$55.8	$54.8	$13.1	$12.9
Earnings per share, GAAP	$0.72	$0.65	$0.82	$0.76	$1.18	$1.12	$0.14	$0.14
Earnings per share, Non- GAAP	$0.77	$0.77	$0.99	$0.99	$1.34	$1.32	$0.31	$0.30
The company’s net income and earnings per share on a Non-GAAP basis exclude the after-tax effects of charges for stock-based compensation, amortization of acquired intangibles, compensation expense from repurchase of subsidiary stock and acquisition-related expenses, including in-process research and development and retention bonuses for key employees of acquired companies. For a reconciliation of GAAP net income to Non-GAAP net income for the periods presented above, see Exhibit A.
More complete information about the restatement of the company’s historical financial statements, including restated information for fiscal years prior to fiscal 2003, is included in the company’s amended Annual Report on Form 10-K/A for fiscal year 2005, filed today with the Securities and Exchange Commission.
The company’s net income and earnings per share on a GAAP basis for the second quarter of fiscal 2006 was $7.7 million and 18 cents per share, respectively. The company’s net income and earnings per share on a Non-GAAP basis for the second quarter of fiscal 2006 was $14.7 million and 34 cents per share, respectively.

The company’s net income and earnings per share on a GAAP basis for the third quarter of fiscal 2006 was $8.9 million and 21 cents per share, respectively. The company’s net income and earnings per share on a Non-GAAP basis for the third quarter of fiscal 2006 was $15.0 million and 35 cents per share, respectively. The GAAP and Non-GAAP results for the third quarter include an after-tax charge of $0.8 million, or 2 cents per share, for legal and accounting expenses associated with our stock option accounting investigation and restatement.
Special Committee Conclusions
Several key findings and additional details related to the Special Committee’s review are described below:
•	The Special Committee, advised by outside legal counsel and special legal counsel, concluded that nearly all option grants made between December 1995 and July 2005 were accounted for improperly, and concluded that stock-based compensation expense associated with nearly all grants was misstated in fiscal years 1996 through 2005 and in the first quarter of fiscal 2006.

•	The Special Committee identified several practices which caused errors related to stock option grant measurement dates and stock-based compensation. First, our option grants were made by means of unanimous written consents executed by the Compensation Committee. However, during the period from December 1995 through July 2005, the Compensation Committee generally did not execute those written consents on the dates appearing on those consents. Instead, the consents were generally executed by the Compensation Committee after the dates stated on the consents.

•	In addition, during fiscal years 1996 through 2002, we generally selected the dates used as the grant dates retrospectively. Particularly for our annual grants, which represented the largest number of options granted each year, we generally chose as the grant date a date on which the closing price of our common stock was at or near the lowest price for the quarter in which the annual grant was made.

•	For our large annual grants made between December 2002 and November 2004, we used as the measurement date the date reported by our Section 16 officers as the grant date on their Forms 4, which were timely filed. Generally, however, as of the reported grant date, we had not made a final determination of the number of options to be granted to individual recipients other than our Section 16 officers and chose as the grant date the date with the lowest price within the 2-day Section 16 reporting period.

•	The Special Committee also concluded, based on its review of the facts and circumstances surrounding our option grant practices, that past and present members of management knew that relevant accounting rules required us to record stock-based compensation charges when we made below fair market value option grants and recorded such charges when discounted grants were identified; however, management did not apply those rules correctly or assure that they were being applied correctly to option grants when grant dates were selected retrospectively and therefore failed to record necessary accounting charges. The Special Committee further concluded that there was no evidence to indicate that the practices that caused errors related to stock option grant measurement dates and stock-based compensation resulted from willful misconduct.

•	Outside counsel routinely attended meetings of the Board of Directors and were actively involved in the affairs of the Company. There is evidence that outside counsel was aware of the retrospective dating of unanimous written consents and that certain members of the compensation committee and management may have relied on such involvement in believing that certain aspects of the Company’s stock option granting practices were acceptable.

•	In 2005, members of the Compensation Committee and management undertook to change the process for granting stock options on a going forward basis. During the second half of fiscal 2005, prior to the commencement of the investigation by the Audit Committee and the Special Committee, we revised our stock option grant practices. The revised grant process includes, among other things, fixed grant dates during the year, review by the Compensation Committee of a preliminary grant list in advance of the fixed grant date and a final approval by the Compensation Committee of the final list of grant recipients on the fixed grant date. When this change in process occurred, we did not consider whether we should have used a different accounting treatment for historical option grants under our previous process.
The Special Committee concluded that there was no evidence to indicate that the practices that caused errors related to stock option grant measurement dates and stock-based compensation resulted from willful misconduct, but the Special Committee also concluded that it would be inappropriate for certain employees who participated in, or knew or should have known of, the practices described above, to retain the benefit arising from the below-market nature of the option grants. These employees were the Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Vice President and Controller, the Senior Vice President and General Counsel and one non-officer employee.

Accordingly, the Special Committee requested and each of these persons has agreed that all outstanding options to purchase our common stock issued to such persons during periods when they participated in, or knew or should have known of, the practices described above will be amended to increase the exercise prices of these options to an amount equal to the fair market value of our common stock on the measurement dates of such options for accounting and tax purposes, as determined by the Special Committee. To the extent that any such below-market option has already been exercised, each such person has agreed to pay us an amount equal to the bargain element of the grant, i.e., the amount by which the fair market value exceeded the exercise price on the measurement date. The payment will be reduced by the amount of any federal and state taxes on the bargain element already paid or incurred by the individual in connection with such exercise. Among other things, we will accept as payment the cancellation of vested options having an in-the-money value equal to the amount of the payment.
Each of our non-employee directors has agreed voluntarily to amend any below-market option he received to increase its exercise price and, to the extent the option has already been exercised, to make a payment to us on the same terms as apply to the five employees.
We have also taken steps, and will in the future take additional steps, to enhance our corporate governance processes. In November 2006, we added a new independent director, Charles Kane, to our Board of Directors. Also, the Special Committee has recommended, and our Board of Directors has resolved, to take additional steps, including:
•	adding at least one additional independent director as a member of the Board of Directors;

•	appointing a non-management director as Chairman;

•	enhancing the structure for reporting by management to the Board; and

•	directing the Nominating and Governance Committee of the Board to conduct a comprehensive review of our governance structure to ensure that it is following best practices to ensure sound governance and legal compliance.
The company said, “We believe that with the filing of our restated financial statements and the related actions approved by our Board of Directors, we have taken important steps toward addressing the problems associated with past errors in our stock option grant practices. This should help enable us to focus renewed energy on creating value for our customers and shareholders.”
The company intends to hold its usual conference call after the release of earnings on Wednesday, December 20, 2006 at 9:00 AM.

Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: unanticipated consequences of the restatement; the risk that the Nasdaq Stock Market will delist the company’s common stock; the risk that the company will face additional claims and proceedings in connection with its stock option grant practices, including additional shareholder litigation and more formal proceedings by the SEC or other governmental agencies; and the financial impact of the foregoing, including potentially significant litigation defense costs and claims for indemnification and advancement of expenses by directors, officers and others. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.
About Progress Software
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Our goal is to maximize the benefits of information technology while minimizing its complexity and total cost of ownership. Progress can be reached at www.progress.com or +1-781-280-4000.
Progress, OpenEdge, Sonic, Apama and EasyAsk are trademarks or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks or service marks contained herein are the property of their respective owners.
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Exhibit A
Reconciliation of GAAP Net Income to Non-GAAP Net Income
     The company’s net income on a Non-GAAP basis excludes the after-tax effects of charges for stock-based compensation, amortization of acquired intangibles, compensation expense from repurchase of subsidiary stock and acquisition-related expenses, including in-process research and development and retention bonuses for key employees of acquired companies, and is computed as follows (in millions):

	Fiscal year ended November 30,						Three months ended
	2003		2004		2005		February 28, 2006
	As	As	As	As	As	As	As	As
	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated
Net income, GAAP	$27.1	$24.1	$32.1	$29.4	$48.9	$46.3	$5.8	$5.9

Stock-based compensation	—	3.6	—	3.5	0.1	2.7	6.4	5.9

Amortization of acquired intangibles	2.3	2.3	7.1	7.1	9.4	9.4	2.9	2.9

Compensation expense from repurchase of subsidiary stock options	—	—	—	—	2.8	2.8	—	—
Acquisition-related expenses	0.2	0.2	2.6	2.6	3.4	3.4	1.5	1.5
Tax impact of the above adjustments	(0.8)	(1.7)	(3.1)	(4.3)	(8.8)	(9.8)	(3.5)	(3.3)

Net income, non- GAAP	$28.8	$28.5	$38.7	$38.3	$55.8	$54.8	$13.1	$12.9

Exhibit A (continued)

	Three months ended,
	May 31,	Aug 31,
	2006	2006
Net income, GAAP	$7.7	$8.9

Stock-based compensation	5.8	5.1

Amortization of acquired intangibles	4.0	4.2

Compensation expense from repurchase of subsidiary stock options	—	—
Acquisition-related expenses	0.3	—
Tax impact of the above adjustments	(3.1)	(3.2)

Net income, non- GAAP	$14.7	$15.0